Exhibit 10-9
                                   EGGHEAD
                               S 0 F T W A R E

                                                     	April 21, 1994

Rod Brooks
VP Sales & Marketing
WordPerfect
1555 N. Technology Way
Orem Utah 84057-2399

Re: 94 agreement

Dear Rod:

My review of the 1994 Letter of Agreement with Franci Willis, Bryan Johanson, Bob Hughes, and William Gilsing was completed 4/18/94 and we finally have agreement on proceeding with business.

The core concept of the following agreement is an elimination of any possible extraneous or non productive activities. This will move our relationship closer to the Low Cost Provider relationship that Egghead will require going forward.

WPCorp. will keep this agreement competitive in total rebates, discounts, and available funding to like volume resellers.

To support the ongoing cooperative partnership we agree to the following:

1.  PLANNING

Egghead and WordPerfect will co-generate a rolling ----- (-----) month Plan to entail all anticipated product launches, promotions, offers, etc. within the appropriate Egghead channel of sales:
                    Retail - Corporate -  Government - Education

The Plan is to include -------------------------------------------------------
- - -----------------------------, as well as any other details as deemed appropriate by the buyer and account manager. The plan will be updated on an ongoing ----- day cycle. Quarterly meetings will be established for review and modification of the sell through and channel goals agreed upon.

The proposed Plan may also look to qualify funding to the channels as appropriate to the -----------------------------------------------------------
- - ------------------------------------------------------------.  A copy of the
Plan will be set up as a dated addendum and will be referenced and agreed to by both WordPerfect and Egghead.

2.  SIMPLIFICATION of TRANSACTION

A.	--------------------------- of accumulated defective products: The following sequence of events to occur on a Monthly basis:

1)	Generation and fax transmittal of Egghead Software Return Request to WPCorp (See attached example).  The current -------------------
- - ------------ less the current ------------------------------ shall be used in calculations of extended value.

2)	WPCorp. will have ----- (-----) working days to respond to the request with:
a)	an authorization number or
b)	a request to hold the product for inspection and/or auditing purposes,
c)	a request to send all or a portion of the requested -----
product to WPCorp. (per attachment F). Remaining unshipped portion shall be ---- per (3) below.

3)	Upon receipt of an authorization number(2a) or If a response to hold (2b, 2c) is not received in the allotted time, the product quantities and costs as detailed on the request, shall be ----- by Egghead personnel or a bonded contracted. Documentation of ----- will be sent to WPCorp on a monthly basis.

4)	A debit memo will be generated within ----- (-----) working days and applied to the WPCorp. account on those items ----- in item
(3).  WPCorp will apply a credit memo to Eggheads' account within
- - ----- (-----) working days of the issuance of the return authorization number. Debit/Credit memos' created will reference the Egghead Number shown on the request and if supplied, the WPCorp authorization number.

5)	Any request held for inspection from item(2b) will be inspected by
WPCorp. or their designee and resolved within ----- days of the original date of the request, or the items will be ------ per item(3) and (4) above.

6)	Total returns (Not including version returns) from Egghead are not anticipated to exceed ----- percent (-----%) of the prior ----- purchases of WPCorp products. Excess return penalties of ----- percent (-----%) will be applied to those returns in excess of the
- - ----- percent (-----%), unless other wise agreed to in writing prior to the return by WPCorp.

7)	All other returns and stock balances will require prior return authorization number from WPCorp. See attachment (F) for further details.

B.	COOP and Rebate billing

The basic change proposed to the current WPCorp program is the deduction from the face of --------------------------------. Egghead requests the -----
deduction to be taken from the total of the ----- in a separate line item.

   	                                  Quarter 2	            Quarter 3,4
Basic discount   	                    As shown on	          As shown on
	                                     Current WPCorp.	      Current WP Corp.
	                                     Price Sheet		         Price Sheet

Marketing Softdollars	                Preapproved from	     Preapproved from
- - ----- / credited at the beginning   	 Marketing plan	       Marketing plan
of each ----- for each	               specific $ amount	    specific $ amount
- - ----- activities by Plan.

Potential Total Rebate %	             -----%	               TBD by channel
See Attachment A for                                        program each
specific -----%,	                                           quarter
Goals. details

Each quarters' Marketing Softdollars will be ----- of each -----, for the activities planned within each -----.

At the end of each quarter, any additional Rebate amounts due to Egghead will be paid within ----- days of receipt of sellthrough reporting. If the COGS from Egghead show that ----- ----- were taken at a higher rate than the channel program would have allowed, Egghead will apply an adjustment to the following quarter's -----% to offset ( See attachment A for details). This program will be adjusted quarterly to be consistent with WPCorp's channel rebate program.

Prior to each calendar quarter, the Plan and the anticipated rebate level will be reviewed and agreed upon by both Egghead and WPCorp. WPCorp reserves the right to change published SRP and/or discounts and rebates with ----- (-----) days written prior notice.

3)  REPORTING

Egghead agrees to provide the requested reports with some differences, as listed below:

Egghead will agree to provide reporting for sellthrough and inventory, as shown by the ----- for each preceding -----.
A.	----- by ZIP including COGS
B.	----- by ZIP including COGS
C.	----- By Zip including COGS
D.	WordPerfect requested format = Summary by month by SKU for each
Channel To include SKU#, ----- Units & COGS, ----- Units & COGS, -
- - ---- Units & COGS, ----- Units & COGS, total Units & COGS,
Inventory Units & COGS, Summary for each channel and grand total.

Reports shall be sent in ASCII delimited format on disk to the attention of-

	WordPerfect
Contact Name:	Franci Willis
Street Address:	11704 NE 166th Court
City:	Bothell
State:	WA
Zip Code:	98011


WPCorp CAP and GSA required reporting shall be continued to be provided under separate cover and format.

4)	ORDERING and FULFILLMENT

A)	Egghead needs specific support from WPCorp. for those SKUs, primarily of corporate nature, that experience significant peaks in demand and rush delivery requirements. Egghead does not anticipate this volume of business to be over -----% of the total purchases in any given time frame. The ---- hour minimum inhouse turnaround time on these orders from WPCorp ------------------------------------:

1)	The required quick refill orders and rush special orders will be placed with
- - --------------------------------- by Egghead.  Supplier
determination will be based on product availability, and support of the required time lines for each order.
2)	These orders shall fall within the earned rebates as detailed above for all programs.  Orders that exceed the anticipated -----%
will not earn be eligible for the earned rebates except as
approved in writing from WPCorp.
3)	Egghead will report these purchases to WPCorp. in summary form on a ----- basis for inclusion into all rebate calculations.

B)	Regular stocking Orders will be placed each ----- to support an instock level equivalent to no more than ----- (-----) weeks or less than -----
(-----) weeks of inventory at the current rate of sale unless otherwise agreed to by both WPCorp and Egghead.

C)	Egghead agrees to prioritize implementation of ----- with WordPerfect in order to lower processing costs for both companies. Reporting functions as outlined above will be made available through -----.

5)  TERMS and CONDITIONS

A.	Payment Terms: Terms of payment for any order shall be net ---- (-----)
days from the date of invoice.  Invoices are considered past due after -
- - ---- (-----) days from invoice date and interest may accrue on past due balances a the lesser of -----% per month or the -----.

B.	Shipping: AR shipping of WPCorp. products shall be FOB origin.

C.	Termination:
1.	This agreement may be terminated at any time by either party giving ----- (-----)
days prior written notice to the other.
2.	WPCorp. may terminate this agreement immediately upon notice if the Reseller dissolves, terminates or suspends its business, or makes an assignment for the benefit of creditors, or otherwise becomes subject to any bankruptcy or insolvency laws.
3.	This agreement may be terminated immediately in the event of either party's breach of any condition set forth herein.

D.	Territory: The Territory in which Egghead may distribute WPCorp.
products is limited to -----.

E.	The term of this agreement shall be April 1, 1994 through December 31,
1995

Egghead looks forward to continuing the great relationship with WordPerfect and the growth of our strategic partnership. Please call me upon receipt of this document that we may get started on the implementation of this new agreement.



Ed  Block                 	Date	            Rod Brooks	              Date
Buyer		                                     VP Sales & Marketing
Egghead Software		                          WordPerfect Corp.

CC:	Bryan Johanson / Franci Willis	WordPerfect
	Peter Janssen / William Gilsing	Egghead

Attachment A      Quarter 2 (April I - June 30 ) Rebate  schedule

The basic change proposed to the current WPCorp program is the ---------------
- - ----------, a minimum agreed anticipation of the sellthrough rebate. Egghead requests the invoice deduction to be taken from the total of the ----- in a separate line item.

Based on a Prior years' Quarter 2 COGS of $-----

                                	Required
	                                Sellthrough
	                                COGS
	                                volume	       Percentage
Basic Rebate for Reporting***   	N/A	          -----%	      --------------
Rebate for ----% COGS growth***	 $-----	       -----%	      --------------
Rebate for ----% COGS growth	    $_____	       -----%	      Additional Rebated
			                                                         at quarter-end
Rebate for -----% COGS growth	   $-----	       -----%	      Additional Rebated
			                                                         at quarter-end
Rebate for -----% COGS growth	   $-----	       -----%      	Additional Rebated
			                                                         at quarter-end
Potential Total Additional
  Rebate %                             		      -----%
Total -----		                                  -----%

At the end of each quarter, any additional amounts due to Egghead will be paid within 30 days of receipt of sellthrough reporting. If the COGS from Egghead show that ----- were taken at a higher rate than the channel program would have allowed, Egghead will apply an adjustment to the following quarter's ----
- - - % to offset.



                                   Attachment F

Freight and Product Return Guidelines

Restock Product, Cosmetically Damaged Product, and Defective Product returns are accepted under the product returns guide lines. All products will be returned on a dollar for dollar basis and must be accompanied by an approved RMA number as directed below. Shipments that do no have an assigned RMA will be subject to a ----- percent (-----%) restocking fee. Upon the release of a major version change Reseller may return ----- and without penalty, zone shipment per warehouse, for restock of the old version provided Reseller uses a WPCorp., designated shipping company. Reseller shall pay for the replacement of the product shipped from WPCorp.

Method of shipment: Products are to be returned to WPCorp. with freight prepaid by the -----. Separate RMA numbers are required for each shipment of Returned Products and the corresponding RMA number must be clearly printed on the outside of each shipment container/box.

Restocking Fees: During each calendar quarter, Reseller may return to WPCorp. without penalty, up to ----- percent (-----%) of Reseller's prior calendar ---
- - -- sales of WPCorp Products. Any Returned Products in excess of ----- percent (-----%) will be subject to a ----- percent (-------%) restocking fee and will be automatically deducted from any credit memo or payment issued to Reseller for such returns.

Freight Damaged Product: means Products that are damaged in transit or during the shipping process outside of WPCorp's control. Freight damaged Product shall not qualify for credit from WPCorp., and Reseller shall be responsible for pursuing the necessary claim with the designated carrier. WPCorp. reserves the right to withhold the issuance of a credit memo or other payment to Reseller for any Product Return that includes Freight Damaged Product.

Return Authorization Number ("RMA"):

RMA's are required for all product returns.  RMA guidelines are as follows:
*	Each RMA is valid for ----- (-----) days from the date of issuance.
*	RMA is held open for only one shipment of product.
*	Only the items requested and authorized on the RMA will be credited by
WPCorp. (Any additional items will be subject to ----- percent (-----%) restocking fee.)
*	**Products returned without the certificate of License -----.

The following are the required modifications as called out above to support the Egghead WPCorp. agreement.

* Up to ----- (-----) return shipments will be allowed, each with appropriate
RMA,

** Revised to match Simplification of Transaction item #6 "Product returned without the
Certificate of License -----.